Exhibit 10.2

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

CONFIDENTIAL

DNAnexus, Inc.

Fifth Amendment to the Application

Service Provider Agreement dated September 19, 2014

This Fifth Amendment (“Fifth Amendment”) is made as of October 18, 2019 (“Fifth Amendment Effective Date”) by and between DNAnexus, Inc., a Delaware corporation, having its principal place of business at 1975 W. El Camino Real, Suite 101, Mountain View, CA 94040 ("DNAnexus" or “Vendor”), and Natera, Inc., having its principal place of business at 201 Industrial Road, Suite 410, San Carlos, CA 94070 (“Natera”).

Background

A.    Vendor and Natera entered into that certain Application Service Provider Agreement having an effective date of September 19, 2014 (“Agreement”), as amended by the Amendment dated June 8, 2015, and the Second Amendment dated December 29, 2016, and the Third Amendment dated January 1, 2018, and the Fourth Amendment dated July 1, 2018 (“Fourth Amendment”);

B.    Vendor,  for its business client in [*] (the “Territory”)  (such client, the “Client”), supports its Client in its operation of a version of the Vendor System within the country with similar functions as those of the Vendor System available in the U.S. (the “Local Platform”).

C.    Natera desires to have Vendor develop and implement certain features to the Local Platform (the “Features”) to help allow [*]  (“Natera Customer”), and its authorized licensees and customers in the Territory(collectively, the “Natera Customer Parties ”) to access and use Natera’s algorithm application through the Local Platform, to analyze certain de-identified  patient data (the “Customer Data”)for purposes of performing the [*] test (the “Customer Test”) in the Territory,  and DNAnexus is willing to develop and implement such Features in accordance with the terms and conditions hereunder (the “Project”); provided, however, Vendor and Natera hereby agree that, notwithstanding anything to the contrary any and all features, modifications and changes to the Vendor’s platforms and/or systems shall be wholly-owned by Vendor and Natera shall use commercially reasonable efforts to take or cause to be taken necessary steps to facilitate Vendor’s ownership.

NOW, THEREFORE, the Parties hereby agree as follows:

1.    Project Plan and Performance.

a.     The parties shall work in good faith to develop and finalize a development plan for the Project (such plan, the “Project Plan”) within fifteen (15) days following the Amendment Effective Date that specifies the Features to be developed by Vendor, each party’s tasks and responsibilities, timelines, milestones and deliverables, and other necessary terms and conditions. The Project Plan, upon the execution by both parties, shall be deemed to be incorporated in the Agreement by reference.

Vendor shall perform its obligations and deliver the milestones and other deliverables as specified in the Project Plan, in accordance with the timelines and terms and conditions therein.

b.    Availability of the Local Platform.

i.     Vendor shall use commercially reasonable efforts to  (A)  maintain the capability and performance of the Local Platform through its Client, and (B) collaborate with its Client to assist Client to provide the Natera Customer Parties with access to the Local Platform for purposes of performing the Customer Test during the Term of this Agreement.

ii.    To the extent permitted under its agreement with its Client and subject to confidentiality restrictions, Vendor shall notify Natera in writing  (A) at least [*] days prior to the termination for convenience or replacement of the Client initiated by Vendor, and (B) as soon as practical should Vendor be aware of or reasonably expect any event or incident that will likely have a material adverse impact on the availability or performance of the Local Platform.

c.     Vendor acknowledges and agrees that its completion of the Project is the essential condition and consideration for Natera to agree to the terms provided in Sections 2  through 8 hereunder that will amend the Agreement (such terms, the  “Amendment Terms”) and therefore, if Natera properly terminates the Project  due to Vendor’s uncured material breach of the terms of the Project Plan or Natera’s proper Rejection in accordance with Section 11.6 of the Agreement,  Natera is also entitled to concurrently terminate the Amendment Terms such that the Amendment Terms shall no longer be effective or enforceable ( such Natera right is the “Amendment Revocation Right”). The Amendment Revocation Right shall expire on the earlier of completion of the Project and March 31, 2020.  Upon Natera’s proper exercise of its Amendment Revocation Right, Vendor shall promptly refund to Natera any prepaid but unused fees paid under this Fifth Amendment.

2.    Protection of Personal Data in the Territory.

a.     Notwithstanding anything to the contrary contained in this Fifth Amendment or the Agreement, the parties represent and warrant the following,  each to the extent within their respective control:

i.    without prior written or effective consent of Natera Customer,  Vendor’s internal policies shall reflect that none of Natera (including its representatives), Vendor (though operations access capability exists) or any non-Client third party may be granted access to any Customer Data submitted to the Local Platform;

ii.    Vendor shall not initiate or direct transmission of the Customer Data outside of the Territory and shall implement reasonable legally required measures and policies, and follow standard practices,  designed to support preventing any unauthorized third party from transmitting the Customer Data that is in Vendor’s control outside of the Territory for any purpose without Natera Customer’s prior consent in writing; and

iii.   To the extent Vendor has control over its Client (based on a contractual arrangement or other relationship)  shall cause such Client to comply with applicable national and provincial, legal, regulatory and registration requirements of the Territory regulating collection, storage, transmission, use and processing of human genic data, health data and /or personal data, as well as operation of internet business and cloud computing businesses, including without limitation, [*].

b.    Subject to confidentiality obligations, if the parties reasonably believe that a breach of any of the representations or warranties in subsection a. above or of confidentiality has occurred,  (including without limitation  any breach as a result of its partners’ or contractors’  action or inaction)  or is likely to occur or any Customer Data submitted to the Local Platform in the Territory has been improperly transmitted outside the Territory without Natera Customer’s consent, Vendor and Natera shall promptly cooperate RE such breach or potential breach and take all reasonable efforts to minimize the impact of such breach.

3.    Section 2 of the Agreement is hereby amended such that the first sentence thereof is deleted in its entirety and replaced with the following:

“The term of this Agreement shall commence on the Effective Date and continue in full force until September 30, 2023 (the “Initial Term”).”

4.    Section 24.3 of the Agreement is hereby amended and restated as follows: “Termination for Convenience. Without reason, penalty or breach of this Agreement and notwithstanding the other Party’s compliance with all requirements of this Agreement,

Natera and Vendor may each terminate this Agreement or any Statement of Work, Service, or Deliverable, provided that written notice is given to the other Party at least one hundred and eighty (180) days prior to the effective date of termination; provided, however, Natera may in no case terminate this Agreement or any Statement of Work, Service, Deliverable or other item in connection herewith prior to December 31, 2020 except in accordance with Section 24.1 (Bankruptcy) or 24.2 (Material Breach).”

5.    Section 3 of the Fourth Amendment is hereby amended and restated as follows such that the terms therein regarding bona fide offers from another party shall no longer apply:

“Exhibit B of the Agreement is hereby replaced in its entirety with Exhibits B1-B6 of this Fourth Amendment.”

6.    Exhibit B2 of the Agreement is hereby amended to add the below text after the last sentence of Exhibit B2 such that upon the expiration of the “Initial License Term” on March 31, 2020, the following additional fees shall apply during the remainder of the Initial Term (as defined below):

“DNAnexus will charge Natera a non-refundable license fee of [*] (the ‘New License Limit’) to be paid in equal installments of [*] over a period of [*] consecutive quarters commencing on April 1, 2020 and continuing until [*] (‘Renewal License Term’). DNAnexus shall submit invoices to Natera quarterly in advance of each quarter starting April 1, 2020 for use of up to [*]-worth of services (‘New Term License Limit’) at Discounted Pricing, as set forth in Exhibit B4. Should Natera utilize services in excess of the New Term License Limit at any point during the Renewal License Term, DNAnexus will charge contingent fees to Natera for usage in excess of the New Term License Limit at the Discounted Resource-based and Discounted Per-test Pricing, etc. (see Exhibit B4) (plus, where applicable, the fees identified in the Fifth Amendment), until commencement of the next renewal License Term after the Renewal License Term. Notwithstanding the foregoing, in the event Natera properly terminates the Agreement pursuant to the terms of Section 24.1, 24.2 or 24.3 the prepaid unused license fee (if any) will be promptly refunded to Natera prorated in an amount commensurate with services provided through the effective date of the termination. If actual resource and per test usage exceeds the cumulative quarterly invoiced prepaid amount, then DNAnexus may accelerate the next quarterly invoice.”

7.    For all Natera Customer tests performed in connection with Natera outside of the Territory, notwithstanding the foregoing, separate from the per test pricing set forth in Exhibit B4, Natera shall pay DNAnexus an additional per test fee for such tests run in connection with Natera Customer, at the applicable rates as set forth immediately below (the “Natera-Customer Test Fees”).  Further, Natera guarantees to DNAnexus a minimum nonrefundable, nontransferable Natera-Customer Test Fees payment amount of [*] (such amount, the “Minimum Customer Fee”) over the [*] months following the Fifth Amendment Effective Date.  Should Natera fail to run enough qualifying tests and thus fail to pay such Minimum Customer Fee during such [*] month period, it will pay the difference between [*] and the already-paid Natera-Customer Test Fees within thirty (30) days following such [*] month period. So long as Natera has already paid DNAnexus the Minimum Customer Fee, the Natera-Customer Test Fee rates in the table below shall no longer apply and be replaced by the then-effective standard DNAnexus fees applicable to Natera.

(“Value-add price per Natera test [*]”)	Production test monthly volume
[*]	[*]
[*]	[*]
[*]	[*]

8.    The table in Exhibit B4 for “Discounted Per-test pricing” on page 9 of the Fourth Amendment is hereby amended and restated as follows:

Value-add price per test	Production test monthly volume
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

9.    Except as expressly provided herein, the Agreement remains in full force and effect. If there is a conflict between this Fifth Amendment and the Agreement or any earlier amendment or renewal, the terms of this Fifth Amendment will prevail.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the Fifth Amendment Effective Date.

DNAnexus, Inc.		Natera, Inc.

By:	/s/ Richard Daly	By:	/s/ John Fesko
Name	Richard Daly	Name	John Fesko
Title	CEO	Title	Senior Vice President, BD